Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Provides Update on Alternative Fuel Credits

MEMPHIS, Tenn. March 24, 2009—International Paper Company (NYSE:IP) announced today that it is updating information related to alternative fuel credits previously disclosed in the company’s 2008 Form 10-K. The U.S. Internal Revenue Code allows an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business.

In January 2009, the company was notified that its registration as an alternative fuel mixer was approved. On March 20, 2009, the company received its first check from the Internal Revenue Service in the amount of $71.6 million related to an alternative fuel mixture produced and used at 15 of its mills for the period of November 14 to December 14, 2008. The company will continue to submit refund claims based on actual mill production and use of an alternative fuel mixture and will provide investors with information relating to future credits during its regular quarterly earnings calls.

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 61,500 people in more than 20 countries and serves customers worldwide. 2008 net sales were approximately $25 billion. For more information about International Paper, its products and stewardship efforts, visit www.internationalpaper.com.

This press release contains statements that are forward-looking or may imply future results. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which affect the amount of future refunds include the number of qualified mills and the number of gallons of alternative fuel mixture each such mill produces and consumes. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media: Kathleen Bark, 901-419-4333; Investors: Thomas A. Cleves, 901-419-7566 or Emily Nix, 901-419-4987